EXHIBIT 5

[O’Melveny & Myers LLP Letterhead]

June 14, 2004

Catellus Development Corporation

201 Mission Street

San Francisco, California 94105

Re:	Registration of Securities of Catellus Development Corporation

Ladies and Gentlemen:

In connection with the registration of up to 2,000,000 shares of Common Stock of Catellus Development Corporation, a Delaware corporation (the “Company”), par value $0.01 per share (the “Shares”) under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-8 (Registration No. 333-109349) filed with the Securities and Exchange Commission (the “SEC”) on October 1, 2003, as amended by the Post-Effective Amendment No. 1 to the Registration Statement filed with the SEC on or about the date hereof (the “Registration Statement”), such Shares to be issued or delivered pursuant to the Catellus Development Corporation 2003 Performance Award Plan (the “Plan”), you have requested our opinion set forth below.

In connection with your request, we have examined originals or copies of those corporate and other records of the Company we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity of all documents submitted to us as copies.

On the basis of such examination and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

(1)	the Shares have been duly authorized by all necessary corporate action on the part of the Company; and

(2)	when issued in accordance with such authorization, the provisions of the Plan and relevant agreements duly authorized by and in accordance with the terms of the Plan and upon payment for and delivery of the Shares as contemplated in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s Common Stock, or (b) the book-entry of the Shares by the transfer agent for the Company’s Common Stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

We consent to your filing this opinion as an exhibit to the Registration Statement.

This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in law.

Respectfully submitted,

/s/    O’MELVENY & MYERS LLP